Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aquestive Therapeutics, Inc.:

We consent to the use of our report incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Form S-3. Our report refers to a change in the method of accounting for revenue from contracts with customers as of January 1, 2019 due to the adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers.

/s/ KPMG
New York, New York
January 8, 2021